Exhibit 99.1

New Media Announces Strong Second Quarter 2017 Results and Dividend of $0.35 per Common Share

NEW YORK, N.Y. July 27, 2017 – New Media Investment Group Inc. (“New Media” or the “Company”, NYSE: NEWM) today reported its financial results for the second quarter ended June 25, 2017.

Second Quarter 2017 Financial Summary

•	New Media declares a cash dividend of $0.35 per common share

•	Total revenues of $322.9 million were up 2.6% to prior year on a reported basis, and down 5.4% to the prior year on an organic same store basis

•	Digital revenue increased to $34.8 million, or up 9.0% to prior year on a reported basis

•	As Adjusted Expenses of $279.6 million were up 1.8% to prior year, and Organic Same Store Expenses were down 6.3% to prior year*

•	Net loss of $21.7 million, negatively impacted by approximately $36.6 million of non-cash charges, primarily $27.4 million of intangible impairments and $8.0 million of book tax expense. Excluding these items, the Company’s result was $14.9 million of Net income.

•	As Adjusted EBITDA of $43.3 million*, up 8.0% to prior year

•	Free Cash Flow of $33.7 million*, up 15.8% to prior year

Second Quarter 2017 & Subsequent Business Highlights

•	Closed the acquisition of Calkins Media on June 30, 2017 for $17.5 million, within our stated acquisition range of 3.5x-4.5x seller’s LTM As Adjusted EBITDA

•	Closed the sale of the Medford, Oregon Mail Tribune for $15.0 million on June 2, 2017 for above 7x LTM As Adjusted EBITDA

•	Completed repurchases of 391,120 shares at a weighted average execution price of just under $12.77 per share pursuant to previously announced share repurchase program

•	Liquidity, consisting of cash on the balance sheet and undrawn revolver, of $194.3 million

•	Closed on an amendment to our term loan extending the maturity date to July 14, 2022, increasing the outstanding term loan by $20 million, and increasing the accordion to $80 million

•	Rebranded Propel Business Services to UpCurve and Propel Marketing to ThriveHive

•	UpCurve, our SMB solutions provider, had revenue of $17.3 million, a 44.4% increase as compared to prior yearΔ. LTM revenue for this business is now $63.1 million.

Summary of Second Quarter 2017 Results

($ in million, except per share)
GAAP Reporting
Revenues	$322.9
Operating (loss)	$(6.5)
Net (loss)	$(21.7)

Non-GAAP Reporting*
As Adjusted EBITDA	$43.3
Free Cash Flow	$33.7

*	For definitions and reconciliations of Non-GAAP Reporting measures, please refer to the Non-GAAP Financial Measures Note and reconciliations below.
Δ	Comparison to prior year reported Propel Marketing revenue.

Michael E. Reed, New Media President and Chief Executive Offer, commented, “We were pleased with the direction of our second quarter operating results. We saw an improvement in the trends for most of the important segments of our business. Our organic same store revenue trend decline improved to (5.4)% after being (6.2)% the previous two quarters. Further, as we forecasted on our first quarter earnings call, As Adjusted EBITDA and Free Cash Flow both showed growth over the prior year, reversing the declines we have seen the past few quarters. We feel very good about the initiatives we have in place across the Company and that they will positively impact future revenue, costs, and cash flow.

“Our small and medium business solutions platform was rebranded to UpCurve this quarter, better reflecting the goal we have for our products and services to help SMBs grow. UpCurve continues to show strong growth in terms of both revenues and customers. Based on our internal forecasts for the third quarter, UpCurve is now close to $90 million a year in revenue run rate, and we believe it will be a rapidly growing cash flow contributor as we continue to scale.”

Mr. Reed went on to say, “We were pleased to get a few deals done in the second quarter and subsequent, closing on the sale of the Medford, Oregon Mail Tribune for $15 million at a very attractive multiple, and acquiring the local media business in Pennsylvania from the Calkins family for $17.5 million. Even more importantly, we feel very good about our pipeline for acquisitions for the back half of 2017.

“We have also had some other positive developments since our last report including a $100 million share repurchase program that we instituted. We bought back over 390,000 shares during the quarter at a weighted average price of $12.77 per share. We also recently completed an amendment to our existing credit facility, extending the tenor of the term loan by two years to July 2022, increasing the size of the term loan by $20 million, and increasing our accordion to $80 million. Finally, this week the board authorized a second quarter dividend of $0.35 per share.

“Our optimism for the second half of the year and beyond is beginning to be validated by the progress in our performance that we saw during the second quarter. With available liquidity of $194.3 million at the end of the second quarter, we believe we are well positioned to deliver attractive future returns for shareholders.”

Second Quarter 2017 Financial Results

New Media recorded total revenues of $322.9 million for the quarter, up 2.6% to prior year and a decrease of 5.4% on an organic same store basis. Traditional Print Advertising decreased 12.3% on an organic same store basis, an improvement from the first quarter trend, but still reflecting the challenged environment for print advertising.

Digital revenue closed at $34.8 million, an increase of 9.0% to prior year. UpCurve generated $17.3 million in revenue, an increase of 44.4% to the prior year and now comprises 52.2% of total digital revenue.

Circulation revenue, one of our larger and more stable revenue categories, was flat on an organic same store basis. Commercial Print, Distribution, and Events revenue increased 1.0% to the prior year on an organic same store basis.

New Media continues to be committed to finding ways to operate more efficiently and reduce our expenses to preserve cash flows. In the second quarter, Organic Same Store Expenses decreased 6.3% to the prior year, which was more than enough to offset the decline in organic same store revenues, thus driving the increase in As Adjusted EBITDA and Free Cash Flow.

Operating loss was $6.5 million and Net loss was $21.7 million, both of which were negatively impacted by approximately $36.6 million of non-cash charges, primarily $27.4 million of intangible impairments and $8.0 million of book tax expense. Excluding these items, the Company’s result was $14.9 million in Net income. The impairment is calculated at the level of each our four reporting units, where two units have impairment and in total there is more than $175 million excess of fair value over book value.

As Adjusted EBITDA was $43.3 million, which is up 8.0% to prior year and Free Cash Flow was $33.7 million, which is up 15.8% to prior year.

Second Quarter 2017 Dividend

New Media’s Board of Directors declared a second quarter 2017 cash dividend of $0.35 per share of common stock. The dividend is payable on August 17, 2017 to shareholders of record as of the close of business on August 9, 2017.

The declaration and payment of any dividends are at the sole discretion of the Board of Directors, which may decide to change the Company’s dividend policy at any time.

Additional Information

For additional information that management believes to be useful for investors, please refer to the presentation posted on the Investor Relations section of New Media’s website, www.newmediainv.com and the Company’s Annual Report on Form 10-K, which will be available on the Company’s website. Nothing on our website is included or incorporated by reference herein.

Earnings Conference Call

New Media’s management will host a conference call on Thursday, July 27, 2017 at 10:00 A.M. Eastern Time. A copy of the earnings release will be posted to the Investor Relations section of New Media’s website, www.newmediainv.com.

All interested parties are welcome to participate on the live call. The conference call may be accessed by dialing 1-855-319-1124 (from within the U.S.) or 1-703-563-6359 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “New Media Second Quarter Earnings Call.”

A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.newmediainv.com. Please allow extra time prior to the call to visit the website and download any necessary software required to listen to the internet broadcast.

A telephonic replay of the conference call will also be available approximately three hours following the call’s completion through 11:59 P.M. Eastern Time on Thursday, August 10, 2017 by dialing 1-855-859-2056 (from within the U.S.) or 1-404-537-3406 (from outside of the U.S.); please reference access code “73796611.”

About New Media Investment Group Inc.

New Media supports small to mid-size communities by providing locally-focused print and digital content to its consumers and premier marketing and technology solutions for our small and medium businesses partners. The Company is one of the largest publishers of locally based print and online media in the United States as measured by our 125 daily publications. As of June 25, 2017, the Company operates in over 555 markets across 36 states. New Media’s portfolio of products, as of June 25, 2017, include over 630 community publications and over 550 websites, serve more than 225,000 business advertising accounts, and reaches over 21 million people on a weekly basis.

For more information regarding New Media and to be added to our email distribution list, please visit www.newmediainv.com.

Same Store and Organic Same Store Revenues

Same store results take into account material acquisitions and divestitures of the Company by adjusting prior year performance to include or exclude financial results as if the Company had owned or divested a business for the comparable period. The results of several acquisitions (“tuck-in acquisitions”) were funded from the Company’s available cash and are not considered material. Organic same store revenues are same store revenues adjusted to remove non-material acquisitions and non-material divestitures, and to adjust for Commercial Print revenues that are now intercompany.

Non-GAAP Financial Measures

The Company strongly urges stockholders and other interested persons not to rely on any single financial measure to evaluate its business. In addition, because As Adjusted and Organic Same Store Expenses, Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and are susceptible to varying calculations, these non-GAAP measures, as presented in this press release, may differ from and may not be comparable to similarly titled measures used by other companies.

As Adjusted and Organic Same Store Expenses

As Adjusted Expenses are calculated as reported revenue less As Adjusted EBITDA. Organic Same Store Expenses are calculated as As Adjusted Expenses adjusted to remove expenses related to non-material acquisitions and non-material divestitures. New Media’s management believes this metric is a useful indicator of cost reduction performance, as it compares the level of expenses in the current period versus the prior period for the same assets.

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

The Company defines Adjusted EBITDA as net income (loss) from continuing operations before income tax expense (benefit), interest/financing expense, depreciation and amortization, and non-cash impairments. The Company defines As Adjusted EBITDA as Adjusted EBITDA before transaction and project costs, merger and acquisition related costs, integration and reorganization costs, gain/loss on sale or disposal of assets, non-cash items such as non-cash compensation, and Adjusted EBITDA from non-wholly owned subsidiaries. The Company defines Free Cash Flow as As Adjusted EBITDA less capital expenditures, cash taxes, interest paid, and pension payments.

Management’s Use of Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow

Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow are not measures of financial performance under GAAP and should not be considered in isolation or as alternatives to income from operations, net income (loss), cash flow from continuing operating activities or any other measure of performance or liquidity derived in accordance with GAAP. New Media’s management believes these non-GAAP measures, as defined above, are useful to investors for the following reasons:

•	Evaluating performance and identifying trends in day-to-day performance because the items excluded have little or no significance on the Company’s day-to-day operations; and

•	Providing assessments of controllable expenses that afford management the ability to make decisions which are expected to facilitate meeting current financial goals as well as achieving optimal financial performance.

We use Adjusted EBITDA, As Adjusted EBITDA, and Free Cash Flow as measures of our deployed revenue generating assets between periods on a consistent basis. We believe As Adjusted EBITDA and Free Cash Flow measure our financial performance and help identify operational factors that management can impact in the short term, mainly our operating cost structure and expenses. We exclude mergers and acquisition, transaction, and project related costs such as diligence activities and new financing related costs because they represent costs unrelated to the day-to-day operating performance of the business that management can impact in the short term. We consider the loss on early extinguishment of debt to be financing related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Adjusted EBITDA. Such charges are incidental to, but not reflective of our day-to-day operating performance of the business that management can impact in the short term.

Forward-Looking Statements

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to execute on our operational strategy, expected revenue trends, including expectations for revenue growth, and our ability to continue to grow our dividend and deliver shareholder returns, pursuing and completing future acquisitions and strategic opportunities, the timing and availability of such opportunities, the ability to source and identify such opportunities and the benefits associated with such opportunities, growing our digital business and revenues including UpCurve, realizing revenue from our pipeline of commercial print contracts, diversifying our revenue streams away from traditional print media, our ability to lower expenses including by leveraging our scale, our ability to identify, implement, and realize expense savings and our ability to grow Free Cash Flow and our ability to repurchase shares pursuant to the announced share repurchase program. These statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties, such as continued declines in traditional revenue categories, economic conditions in the markets in which we operate, competition from other media companies, the possibility of insufficient interest in our digital business, technological developments in the media sector, an ability to source acquisition opportunities with an attractive risk-adjusted return profile, inadequate diligence of acquisition targets, and difficulties integrating and reducing expenses, including at our newly acquired businesses. These and other risks and uncertainties could cause actual results to differ materially from those described in the forward-looking statements, many of which are beyond our control. The Company can give no assurance that its expectations will be attained. Accordingly, you should not place undue reliance on any forward-looking statements contained in this press release. For a discussion of some of the risks and important factors that could cause actual results to differ from such forward-looking statements, see the risks and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the Securities and Exchange Commission. Furthermore, new risks and uncertainties emerge from time to time, and it is not possible for the Company to predict or assess the impact of every factor that may cause its actual results to differ from those contained in any forward-looking statements. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

Contact:

Ashley Higgins, Investor Relations

ir@newmediainv.com

(212) 479-3160

Source: New Media Investment Group Inc.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 25, 2017	December 25, 2016
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$154,327	$172,246
Restricted cash	3,406	3,406
Accounts receivable, net of allowance for doubtful accounts of $5,652 and $5,478 at June 25, 2017 and December 25, 2016, respectively	125,631	138,115
Inventory	17,218	18,167
Prepaid expenses	22,824	18,720
Other current assets	20,869	19,694

Total current assets	344,275	370,348
Property, plant, and equipment, net of accumulated depreciation of $149,026 and $130,839 at June 25, 2017 and December 25, 2016, respectively	361,529	381,319
Goodwill	200,735	227,954
Intangible assets, net of accumulated amortization of $54,864 and $43,632 at June 25, 2017 and December 25, 2016, respectively	340,790	351,477
Other assets	5,991	4,932

Total assets	$1,253,320	$1,336,030

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,387	$14,387
Accounts payable	25,492	19,105
Accrued expenses	70,483	84,389
Deferred revenue	78,658	77,987

Total current liabilities	179,020	195,868
Long-term liabilities:
Long-term debt	338,498	338,860
Long-term liabilities, less current portion	13,640	12,597
Deferred income taxes	8,877	7,786
Pension and other postretirement benefit obligations	25,038	25,946

Total liabilities	565,073	581,057

Stockholders’ equity:
Common stock, $0.01 par value, 2,000,000,000 shares authorized at June 25, 2017 and December 25, 2016; 53,350,746 and 53,543,226 issued at June 25, 2017 and December 25, 2016, respectively	527	531
Additional paid-in capital	719,957	742,543
Accumulated other comprehensive loss	(3,921)	(3,977)
(Accumulated deficit) retained earnings	(27,272)	16,293
Treasury stock, at cost, 112,809 and 46,438 shares at June 25, 2017 and December 25, 2016, respectively	(1,044)	(417)

Total stockholders’ equity	688,247	754,973

Total liabilities and stockholders’ equity	$1,253,320	$1,336,030

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

and Comprehensive (Loss) Income

(In thousands, except per share data)

	Three months ended June 25, 2017	Three months ended June 26, 2016	Six months ended June 25, 2017	Six months ended June 26, 2016
Revenues:
Advertising	$167,381	$174,153	$322,946	$337,791
Circulation	110,563	104,094	221,368	207,971
Commercial printing and other	44,929	36,583	86,083	69,172

Total revenues	322,873	314,830	630,397	614,934
Operating costs and expenses:
Operating costs	177,020	172,557	354,811	347,010
Selling, general, and administrative	106,497	106,029	212,529	206,113
Depreciation and amortization	18,760	17,258	36,364	33,349
Integration and reorganization costs	2,237	1,409	4,607	2,335
Impairment of long-lived assets	—	—	6,485	—
Goodwill and mastheads impairment	27,448	—	27,448	—
(Gain) loss on sale or disposal of assets	(2,634)	831	(2,546)	2,351

Operating (loss) income	(6,455)	16,746	(9,301)	23,776
Interest expense	7,217	7,524	14,435	14,878
Other income (expense)	60	(90)	12	(254)

(Loss) income before income taxes	(13,732)	9,312	(23,748)	9,152
Income tax expense (benefit)	7,955	(71)	1,624	(5,198)

Net (loss) income	(21,687)	9,383	(25,372)	14,350

(Loss) income per share:
Basic:
Net (loss) income	$(0.41)	$0.21	$(0.48)	$0.32
Diluted:
Net (loss) income	$(0.41)	$0.21	$(0.48)	$0.32
Dividends declared per share	$0.35	$0.33	$0.70	$0.66

Comprehensive (loss) income	$(21,659)	$9,400	$(25,316)	$14,391

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	Six months ended June 25, 2017	Six months ended June 26, 2016
Cash flows from operating activities:
Net (loss) income	$(25,372)	$14,350
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	36,364	33,349
Non-cash compensation expense	1,595	1,237
Non-cash interest expense	1,392	1,392
Deferred income taxes	1,091	(5,527)
(Gain) loss on sale or disposal of assets	(2,546)	2,351
Non-cash charge to investments	250	—
Impairment of long-lived assets	6,485	—
Goodwill and mastheads impairment	27,448	—
Pension and other postretirement benefit obligations	(877)	(973)
Changes in assets and liabilities:
Accounts receivable, net	15,519	20,494
Inventory	1,043	(1,166)
Prepaid expenses	(4,012)	(3,087)
Other assets	(1,865)	(2,763)
Accounts payable	6,001	(1,164)
Accrued expenses	(13,619)	(28,693)
Deferred revenue	(301)	268
Other long-term liabilities	1,043	756

Net cash provided by operating activities	49,639	30,824

Cash flows from investing activities:
Purchases of property, plant, and equipment	(4,824)	(5,443)
Proceeds from sale of publications and other assets	14,663	3,076
Acquisitions, net of cash acquired	(22,060)	(82,819)

Net cash used in investing activities	(12,221)	(85,186)

Cash flows from financing activities:
Repayments under term loans	(11,754)	(1,755)
Payment of offering costs	(431)	—
Purchase of treasury stock	(627)	(353)
Repurchase of common stock	(5,001)	—
Payment of dividends	(37,524)	(29,479)

Net cash used in financing activities	(55,337)	(31,587)

Net decrease in cash and cash equivalents	(17,919)	(85,949)
Cash and cash equivalents at beginning of period	172,246	146,638

Cash and cash equivalents at end of period	$154,327	$60,689

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

Same Store and Organic Same Store Revenues

(In thousands)

	Three months ended June 25, 2017	Three months ended June 26, 2016	Six months ended June 25, 2017	Six months ended June 26, 2016
Total revenues from continuing operations	$322,873	$314,830	$630,397	$614,934
Revenue adjustment for material acquisitions(1)	—	—	—	773

Same Store Revenues	322,873	314,830	630,397	615,707
Tuck-in Acquisitions(2)	(28,298)	(3,415)	(54,382)	(4,100)

Organic Same Store Revenues	$294,575	$311,415	$576,015	$611,607

(1)	Material acquisitions include Erie.
(2)	Tuck in acquisitions are adjusted to remove non-material acquisition and non-material divestitures, and to adjust for Commercial Print revenues the are now intercompany

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted EBITDA

(In thousands, except share data)

	Three months ended	Three months ended	Six months ended	Six months ended
	June 25, 2017	June 26, 2016	June 25, 2017	June 26, 2016
Net (loss) income	$(21,687)	$9,383	$(25,372)	$14,350
Income tax expense (benefit)	7,955	(71)	1,624	(5,198)
Interest expense	7,217	7,524	14,435	14,878
Impairment of long-lived assets	—	—	6,485	—
Goodwill and mastheads impairment	27,448	—	27,448	—
Depreciation and amortization	18,760	17,258	36,364	33,349

Adjusted EBITDA from continuing operations	39,693	34,094	60,984	57,379
Non-cash compensation and other expense	3,980	3,750	6,922	7,113
Integration and reorganization costs	2,237	1,409	4,607	2,335
(Gain) loss on sale or disposal of assets	(2,634)	831	(2,546)	2,351

As Adjusted EBITDA	43,276	40,084	69,967	69,178
Interest Paid(1)	(6,507)	(6,696)	(13,170)	(13,469)
Net capital expenditures	(2,424)	(2,855)	(4,824)	(5,443)
Pension payments	(455)	(913)	(877)	(973)
Cash taxes(2)	(223)	(549)	(236)	(1,604)

Free Cash Flow	33,667	29,071	50,860	47,689

Basic weighted average shares outstanding	53,119,530	44,528,457	53,153,138	44,505,991
Diluted weighted average shares outstanding	53,119,530	44,912,694	53,153,138	44,890,922

(1)	Average interest paid during 2017 for the three and six month period, respectively.
(2)	Cash paid, net of refunds.

NEW MEDIA INVESTMENT GROUP INC. AND SUBSIDIARIES

As Adjusted and Organic Same Store Expenses

(In thousands)

	Three months ended	Three months ended
	June 25, 2017	June 26, 2016
Net (loss) income	(21,687)	9,383
Income tax expense (benefit)	7,955	(71)
Interest expense	7,217	7,524
Impairment of long-lived assets	—	—
Goodwill and mastheads impairment	27,448	—
Depreciation and amortization	18,760	17,258

Adjusted EBITDA from continuing operations	39,693	34,094
Non-cash compensation and other expense	3,980	3,750
Integration and reorganization costs	2,237	1,409
(Gain) loss on sale or disposal of assets	(2,634)	831

As Adjusted EBITDA	43,276	40,084
Reported Revenues	322,873	314,830

As Adjusted Expenses	279,597	274,746
Tuck-in Acquisitions(1)	(25,030)	(3,039)

Organic Same Store Expenses	$254,567	$271,707

(1)	Tuck in acquisitions are adjusted to remove non-material acquisitions and non-material divestitures.